Exhibit 10(b)

PENSION EQUALIZATION PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 3

THIS INSTRUMENT, executed this 19th day of June, 2013, constitutes the Third Amendment of the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan, unless otherwise defined in this Third Amendment.

Pursuant to Section 8.01 of the Plan, and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of May 2, 2013, the Plan is hereby amended as follows:

1.	New subsections (3) and (4) are added to Section 302(e) of the Plan, to read as follows:

(3)
Participant engages in any employment (without the prior written consent of his last System Company employer) either individually or with any person, corporation, governmental agency or body, or other entity in competition with, or similar in nature to, any business conducted by any System Company at any time within the two-year period commencing at Retirement, Separation from Service, or other termination of employment, as applicable, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during the two-year period; or

(4)
Participant, other than as authorized by a System Company, or as required by law, or as necessary for the Participant to perform his duties for a System Company employer, divulges, communicates or uses to the detriment of the Employer or the System, or uses for the benefit of any other person or entity, or misuses in any way, any confidential or proprietary information or trade secrets of the Employer or the System, including without limitation non-public financial information, know-how, formulas, or other technical data.  Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that the Participant gives the System Company immediate notice of any such subpoena or request and filly cooperates with any action by System Company to object to, quash, or limit such request.

Except as amended hereby, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Personnel Committee of the Board of Directors has caused this Third Amendment to the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month and year set forth above.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ E. Renae Conley
     E. Renae Conley
     Executive Vice-President
     Human Resources and Administration